Exhibit 12.1

CAMDEN PROPERTY TRUST

STATEMENT REGARDING COMPUTATION OF RATIOS

(in thousands, except for ratio amounts)	Six months	Year ended December 31,
	ended June 30,
	2014 (1)	2013 (2)	2012 (3)	2011 (4)	2010 (5)	2009 (6)
EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations before income taxes	$78,232	$157,442	$162,634	$19,729	$3,754	$(83,517)
Less: Equity in income (loss) of joint ventures	5,026	24,865	20,175	5,679	(839)	695

	73,206	132,577	142,459	14,050	4,593	(84,212)
Add: Distributed income of joint ventures	5,161	8,884	6,321	5,329	6,524	5,664
Less: Interest capitalized	10,324	15,439	12,457	8,764	5,687	10,298
Less: Preferred distribution of subsidiaries	-	-	776	7,000	7,000	7,000

Total earnings before fixed charges	68,043	126,022	135,547	3,615	(1,570)	(95,846)

FIXED CHARGES
Interest expense	45,879	98,129	104,246	112,414	125,893	128,296
Interest capitalized	10,324	15,439	12,457	8,764	5,687	10,298
Accretion of discount	488	1,051	816	650	514	628
Loan amortization	1,657	3,548	3,608	5,877	4,102	3,925
Interest portion of rental expense	87	167	156	167	174	940
Preferred distribution of subsidiaries	-	-	776	7,000	7,000	7,000

Total fixed charges	58,435	118,334	122,059	134,872	143,370	151,087

Total earnings and fixed charges	$126,478	$244,356	$257,606	$138,487	$141,800	$55,241

RATIO OF EARNINGS TO FIXED CHARGES	2.16	2.06	2.11	1.03	0.99	0.37

(1)	Earnings include a $1,801 impact related to gain on sale of land, and a $1,152 impact related to an impairment associated with land holdings. Excluding those impacts, the ratio would be 2.15.

(2)	Earnings include a $1,000 impact related to non-recurring fee income, and a $698 impact related to gain on sale of land. Excluding those impacts, the ratio would be 2.05.

(3)	Earnings include a $57,418 impact related to a gain on acquisition of controlling interest in joint ventures. Excluding this impact, the ratio would be 1.64.

(4)	Earnings include a $29,791 impact related to a loss on discontinuation of a hedging relationship, a $1,136 impact related to gain on sale of joint venture interests, a $3,316 impact related to a net gain on the sale of an available-for-sale investment, and a $4,748 impact related to gains on the sale of properties, including land. Excluding these impacts, the ratio would be 1.18.

(5)	We would have needed to generate an additional $1,570 to achieve a coverage of 1.0 in 2010. Earnings include a $1,000 impact related to an impairment provision on a technology investment and a $236 impact related to a gain on the sale of land. These transactions did not have an impact on the ratio of 0.99.

(6)	We would have needed to generate an additional $95,846 to achieve a coverage of 1.0 in 2009. Earnings include an $85,614 impact related to impairment associated with land development activities and a $2,550 impact related to loss on early retirement of debt. Excluding these impacts, the ratio would be 0.95.

(in thousands, except for ratio amounts)	Six months	Year ended December 31,
	ended June 30,
	2014 (1)	2013 (2)	2012 (3)	2011 (4)	2010 (5)	2009 (6)
INTEREST COVERAGE RATIO
Total revenues	$422,622	$810,048	$714,725	$620,796	$576,093	$572,490
Total expenses	(350,065)	(678,169)	(629,684)	(582,839)	(570,736)	(568,538)
Income from discontinued operations	-	8,515	17,406	17,831	19,355	23,394
Add: Depreciation and amortization	117,006	217,943	198,281	171,363	160,368	158,643
Add: Depreciation and amortization of discontinued operations	-	5,255	15,199	16,679	19,294	19,964
Add: Interest expense	45,879	98,129	104,246	112,414	125,893	128,296
Add: Interest expense of discontinued operations	-	-	36	-	-	-

Total	$235,442	$461,721	$420,209	$356,244	$330,267	$334,249

Total interest expense	$45,879	$98,129	$104,282	$112,414	$125,893	$128,296

INTEREST COVERAGE RATIO	5.1	4.7	4.0	3.2	2.6	2.6